UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 28, 2016

UNIQUE FABRICATING, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37480	46-1846791
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On October 28, 2016, Unique Fabricating NA,Inc.(the “US Borrower”) and Unique-Intasco Canada, Inc.(the “CA Borrower”) entered into the First Amendment (the “Amendment”) to the Credit Agreement, dated April 29, 2016 (the Credit Agreement”), with the lenders from time to time party thereto ( the “Lenders”) and Citizens Bank, National Association, a national banking association, as Administrative Agent for the lenders (the “Agent”). The Amendment contains the consent of the Lenders and the Agent to the sale of the Company’s property in Murfreesboro, Tennessee, provided that the net cash proceeds are used to reduce outstanding borrowings under the $30.0 million revolving line of credit under the Credit Agreement. Such application of proceeds will not reduce permanently the amount available to be borrowed under the revolver. The Amendment also allows for the sale by the US Borrower and its domestic subsidiaries of accounts receivable, pursuant to agreements in form and content satisfactory to the Agent, in an aggregate amount of not more than $3,000,000 in any calendar month.

This summary of the Amendment to the New Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment to the New Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 First Amendment to Credit Agreement and Loan Documents, dated as of October 28, 2016, by and between the financial institutions signatory thereto (the “Lenders”), Citizens Bank, National Association (formerly known as RBS Citizens, N.A.) as Administrative Agent for the Lenders, and Unique Fabricating NA, Inc. and Unique-Intasco Canada, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQUE FABRICATING, INC.
Dated: October 31, 2016	By:	/s/ Thomas Tekiele
Name: Thomas Tekiele
Title: Chief Financial Officer (Principal Financial and Accounting Officer)